Exhibit  23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 3, 2006 relating to the financial statements which appear in World Heart Corporation’s Annual Report on Form 10-K and Form 10-KSB/A for the year ended December 31, 2005.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

November 21, 2006